Exhibit 10.1

August 31, 2010

The Board of Directors
Augme Technologies, Inc.
43 W. 24th Street, Suite 11B
New York, NY 10010

Gentlemen:

Effective immediately I hereby resign my positions as Chief Strategy Officer and as a member of the Board of Directors of Augme Technologies, Inc., a Delaware corporation (the “Company”).

As you know this was not an easy decision to make and I am grateful for the rewarding opportunity I've had with Augme Technologies, Inc. After much consideration however I have accepted a position with another organization and must dedicate my time to that venture. This decision has nothing to do with the exceptional opportunity the organization has provided me.  I wish Augme Technologies, most notably the exceptional team in New York, continued success, and thank you for allowing me to be a part of the team.

Please feel free to contact me at any time if I can be of further assistance in helping with a smooth transition now and in the future.

I confirm that my resignations as an officer of the Company and from the Company’s Board of Directors is not predicated on any material disagreements or objections as to any matter relating to the Company’s operations, policies or practices.

Sincerely,

/s/ David J. Ide
David J. Ide